Exhibit 99.1

Global Partners Declares Increased Cash Distribution for the Second Quarter of 2013

WALTHAM, Mass.--(BUSINESS WIRE)--July 23, 2013--Global Partners LP (NYSE: GLP) announced today that the Board of Directors of its general partner, Global GP LLC, has declared a quarterly cash distribution of $0.5875 per unit ($2.35 per unit on an annualized basis) on all of its outstanding common units for the period from April 1 through June 30, 2013. The distribution will be paid August 14, 2013 to unitholders of record as of the close of business August 5, 2013.

The distribution to be paid in August 2013 represents an increase of approximately 1% over the quarterly distribution of $0.5825 per unit paid in May 2013 and an increase of approximately 12% over the quarterly distribution of $0.5250 per unit paid in August 2012.

About Global Partners LP

A publicly traded master limited partnership, Global Partners LP is a midstream logistics and marketing company. Global is a leader in the logistics of transporting crude oil and other energy products by rail across its “virtual pipeline” from the mid-continent region of the U.S. and Canada to refiners and other customers on the East and West Coasts. Global owns, controls or has access to one of the largest terminal networks of refined petroleum products and renewable fuels in the Northeast, and is one of the largest distributors of gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers in New England and New York. With a portfolio of approximately 1,000 locations primarily in the Northeast, the Partnership also is one of the largest independent owners, suppliers and operators of gasoline stations and convenience stores. In addition, the Partnership is a distributor of natural gas. Global is No. 157 in the Fortune 500 list of America’s largest corporations. For additional information visit www.globalp.com.

Forward-looking Statements

Some of the information contained in this news release may contain forward-looking statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “may,” “believe,” “should,” “could,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “continue,” “will likely result,” or other similar expressions. In addition, any statement made by Global Partners LP’s management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Global Partners LP or its subsidiaries are also forward-looking statements.

Although Global Partners LP believes these forward-looking statements are reasonable as and when made, there may be events in the future that Global Partners LP is not able to predict accurately or control, and there can be no assurance that future developments affecting Global Partners LP’s business will be those that it anticipates.

For additional information about risks and uncertainties that could cause actual results to differ materially from the expectations Global Partners LP describes in its forward-looking statements, please refer to Global Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent filings the Partnership makes with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made. Global Partners LP expressly disclaims any obligation or undertaking to update forward-looking statements to reflect any change in its expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

CONTACT:
Global Partners LP
Daphne Foster, 781-894-8800
Chief Financial Officer
or
Edward Faneuil, 781-894-8800
Executive Vice President,
General Counsel and Secretary